Exhibit 11.1

KB Financial Group Inc.

Code of Ethics

KB Financial Group Inc.

Preamble

KB Financial Group Inc. (“KB Financial Group” or “we”) hereby enacts and pledges to strictly abide by this Code of Ethics to implement its commitment to ethical management, as declared in the Charter of Ethics, and to set forth standards for proper value judgment and conduct to be followed by all of its directors, officers and employees.

Chapter 1. Ethics Relating to Customers

1.	Priority of Customers

We shall consider the interests of our customers as the highest priority in all of our actions, and always think and behave from the customers’ point of view and fully endeavor to achieve total customer satisfaction by providing the highest quality products and services.

2.	Customer Protection

We shall ensure that the assets, safety and personal information of our customers are protected and will not engage in any unethical activities that infringe upon our customers’ rights or interests.

3.	Courtesy to Customers

We shall always serve our customers with politeness and courtesy through a faithful and kind attitude, and engage in ethical marketing activities based on our professional financial knowledge.

Chapter 2. Ethics Relating to Shareholders and Investors

1.	Maximization of Shareholders’ and investors’ Value

We shall protect our shareholders’ and investors’ rights and interests, respect our shareholders’ and investors’ rightful requests and proposals and build mutual trust with our shareholders and investors through a transparent and rational decision-making process and sound business activities and also improve the market value of the company by generating stable profits.

2.	Protection of Shareholders’ Rights and Interests

We shall treat all of shareholders, including minority and foreign shareholders, fairly and equally. We shall consider the rights and interests of all of our shareholders in making business decisions so that the rights and interests of our shareholders are not wrongfully compromised.

3.	Provision of Information

We shall accurately record and manage our financial records and accounting books in accordance with generally accepted accounting principles. We shall timely provide management information in a complete, fair, accurate and comprehensible manner, and in accordance with relevant laws, in order to help current and future shareholders and investors in their reasonable investment decisions.

Chapter 3. National and Social Ethics

1.	Contribution to National and Social Growth

We shall contribute to the development of the national economy as a financial institution through our creation of jobs and diligent payment of taxes. We shall meet our social obligations as a corporate citizen through our contributions to social service activities, including educational and cultural programs, donations and community services.

2.	Accident Prevention and Environmental Protection

We shall comply with applicable domestic and foreign laws and regulations relating to safety and environmental matters, and endeavor to prevent accidents and hazards and preserve a clean environment.

3.	Prohibition on Political Activities

We shall not support any particular political party or candidate or otherwise act in contravention to our political neutrality, and shall ensure that all donations made by us to any political or charity organization are in strict compliance with applicable laws and regulations.

Chapter 4. Ethics Relating to Fair Competition

1.	Compliance with Laws and Regulations

As a responsible corporate citizen of Korea, we shall comply with applicable domestic laws and regulations regarding bribery, corruption and money laundering. In addition, as a member of the international community, we shall respect internationally accepted conventions, laws and agreements as well as the laws, cultures and customs of the respective local communities.

2.	Fair Competition with Other Financial Institutions

We shall respect the fair and free market economy and compete fairly with other financial institutions in accordance with the principle of free competition and comply with applicable fair trade laws and regulations.

3.	Fair Transactions with its Business Partners

We shall pursue collaborative growth with its business partners by establishing mutual trust and promoting a fair and transparent business relationship. We shall not make improper demands of business partners using our superior position, and shall enter into and perform contracts with integrity.

Chapter 5. Ethics as a Financial Group

1.	Maximizing the Value of KB Financial Group

We shall strive to maximize the corporate value of our Group by establishing and sharing a Group management philosophy and vision, generating synergies among our business segments and effectively utilizing our business resources.

2.	Relationship with Group Companies

We shall promote the autonomous management of our Group companies through the establishment of clear business goals for and fair evaluation of such companies, and shall value and reflect the opinions of our Group companies on maximizing the Group’s corporate value.

Chapter 6. Ethics Relating to Directors, Officers and Employees

1.	Respect for Human Dignity and Fair Treatment

We shall respect the individuality and privacy of our directors, officers and employees, and shall provide equal opportunities according to individual ability and shall not discriminate based on regionalism, kinship, school relations, gender, religion, age, physical or mental handicap or marital status. We shall impartially evaluate the performance of each individual and compensate him or her based on the results of his or her evaluation.

2.	Development of Human Resources

We respect the autonomy and creativity of our directors, officers and employees, and we will work to improve their quality of life and cultivate talent by providing equal access to work opportunities and diverse educational programs which offer specialized professional training.

3.	Enhancement of Quality of Life

We consider our directors, officers and employees as our most precious resources, and shall create an environment that allows our workforce to balance their personal and professional lives and to work pleasantly and comfortably in a health and safe working environment. We respect individual character and fundamental rights of our directors, officers and employees, and shall endeavor to create a mature corporate culture where proposals and ideas can be freely exchanged based on mutual trust and respect.

Chapter 7. Work Ethics for Directors, Officers and Employees

1.	General Requirements

1.1.	Our directors, officers and employees shall follow the management philosophy of KB Financial Group and faithfully carry out their duties in order to achieve our corporate objectives and values.

1.2.	Our directors, officers and employees shall exclude factionalism and establish an open organizational culture based on mutual respect and open communication between supervisors and subordinates and between colleagues.

1.3.	Our directors, officers and employees shall accurately record and manage financial records and accounting books in accordance with generally accepted accounting principles and timely provide management information in a complete, fair, accurate and comprehensible manner, and in accordance with relevant laws and accounting principles.

1.4.	Our directors, officers and employees shall observe all applicable laws and regulations relating to their business activities and diligently and conscientiously carry out their duties in compliance with social values.

2.	Prohibition against Conflict of Interest

2.1.	When there is a conflict of interest between KB Financial Group and any of its directors, officer or employee, or among business divisions, the interests of KB Financial Group shall take precedence over any other interests and the directors, officers or employees of KB Financial Group shall not unduly interfere with the operations of other business divisions or engage in the arrangement of illegal or wrongful transactions.

2.2.	Any business opportunities identified by our directors, officers and employees in the course of their activities as such must first be made available to KB Financial Group.

2.3.	Our directors, officers and employees of KB Financial Group must avoid conflicts between their personal interests and those of KB Financial Group (including as a result of a investment that affects, or may affect, such individual’s work performance, transactions with relatives or acquaintances and outside lectures). If such conflict of interest is likely to arise, such individual shall fully disclose all relevant information to the applicable supervisor and the ethics division.

3.	Prohibition against Insider Trading and Other Unfair Transactions

3.1.	None of our directors, officers or employees shall engage in any unfair practices using inside information acquired through his or her position in KB Financial Group (including through the sale or purchase of securities, stock price manipulation or use of non-public information) in the pursuit of personal profits. Our directors, officers and employees shall return any short-swing profits in accordance as required by and in accordance with the applicable laws.

3.2.	Our directors, officers and employees may not provide any non-public information which may affect the market price of our securities to third parties, except in accordance with lawful procedures.

4.	Protection of Company Assets

4.1.	Our directors, officers and employees must use the tangible and intangible assets, intellectual property assets and trade secrets of KB Financial Group only in the course of their work performance in the furtherance of our corporate value, and shall not use such assets for personal gains.

4.2.	All officers and employees of KB Financial Group shall use the Company’s funds and assets in a rational and transparent manner and only for purposes approved by the Company.

5.	Safekeeping of Information and Security

5.1.	Our directors, officers and employees must not disclose any non-public information acquired by such individual in the performance of his or her work duties to any third party, except in accordance with applicable laws and procedures. Our directors, officers and employees must reasonably prevent unauthorized third parties from accessing such non-public information and, in the event that any unauthorized third party attempts to access such information, must immediately report such event to the relevant department.

5.2.	Only authorized directors, officers and employees of KB Financial Group may provide information to newspapers, radio and television networks and other media outlets.

6.	Prohibition against Bribes

6.1.	Our directors, officers and employees of KB Financial Group shall not receive any money, gifts or entertainment from our business partners or other parties. Our directors, officers and employees of KB Financial Group shall not provide any money, gifts or entertainment to relevant parties in connection with our business activities except as may be appropriate for the occasion under social norms and in accordance with applicable laws and regulations.

6.2	Our directors, officers and employees may not provide money, gifts or entertainment to each other.

7.	Restrictions on Political Activities

7.1.	Our directors, officers and employees shall not engage in political activities during work hours and shall not use the organization, human resources or assets of KB Financial Group for political purposes.

7.2.	The personal political views and rights to political activities of each of our directors, officers and employees shall be respected, but care must be taken by such individuals so that their personal political views or activities are not misrepresented as those of KB Financial Group.

8.	Prohibition against Sexual Harassment and other misdemeanors

Our directors, officers and employees shall not, through the use of his or her job position or through physical, verbal or other conduct, engage in any action that is indecent or coercive, such as, including but not limited to, sexual harassment, abusive language or physical assault.

9.	Compliance with Ethical Standards

9.1.	All of our directors, officers and employees must faithfully observe all applicable ethical standards (including the Charter of Ethics, the Codes of Ethics and related standards of conduct), and shall take full responsibility for any violation thereof.

9.2.	Any of our directors, officers or employees who is ordered to act in violation of the ethical standards of KB Financial Group or applicable laws, or becomes aware of any such violation, shall report such order or violation to the relevant ethics division.

9.3	In the event of any violation of our ethical standards by our directors, officers or employees, KB Financial Group shall rigorously determine the cause of such violation and endeavor to prevent any reoccurrence of such violation through educational programs.